                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                        ____________________

                            SCHEDULE 13G
                           (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                      PURSUANT TO RULE 13d-2(b)
                         (Amendment No. __)*

                       MASTERCARD INCORPORATED
     ___________________________________________________________
                          (Name of Issuer)

                        Class M Common Stock
      _________________________________________________________
                   (Title of Class of Securities)

                                 N/A

                            (CUSIP Number)

                          December 31, 2006
     ___________________________________________________________
       (Date of Event Which Requires Filing of this Statement)

Check the  appropriate  box to designate  the Rule  pursuant to which this Schedule is filed:

                         [X] Rule 13d - 1(b)
                         [ ] Rule 13d - 1(c)
                         [ ] Rule 13d - 1(d)

*    The  remainder  of this  cover  page  shall be filled  out for a reporting  person's  initial  filing on this form with respect to the subject  class  of  securities,  and  for  any  subsequent  amendment containing  information which would alter  disclosures  provided in a prior cover page.

     The  information  required on the  remainder  of this page shall not be deemed to be  "filed"  for the  purpose  of  Section 18 of the
Securities  Exchange Act of 1934 ("Act") or otherwise  subject to the liabilities  of that  section  of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America Corporation
       56-0906609

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
 NUMBER OF SHARES   5 SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       6
                    6 SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

                    7 SOLE DISPOSITIVE                 0
                    POWER
---------------------------------------------------------
---------------------------------------------------------
                    8 SHARED DISPOSITIVE               6
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                       6
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                 **5.49%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      HC
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

** Bank of America Corporation  beneficially owns 0.38% of the issued and  outstanding  shares of the  issuer's  Class M Common  Stock (the
"Class M Stock").  These shares  represent  5.49% of the total voting rights of the Class M Stock.

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       NB Holdings Corporation
       56-1857749

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF A
       GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                    5 SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       5
                    6 SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

                    7 SOLE DISPOSITIVE                 0
                    POWER
---------------------------------------------------------
---------------------------------------------------------
                    8 SHARED DISPOSITIVE               5
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                       5
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                 **4.49%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      HC
---------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

** NB  Holdings  Corporation  beneficially  owns  0.31% of the issued and outstanding  shares of the  issuer's  Class M Common Stock (the "Class
M Stock").  These shares  represent  4.49% of the total voting  rights of the Class M Stock.

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America, National Association
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                       (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                           United States
---------------------------------------------------------
---------------------------------------------------------
                                                       1
 NUMBER OF SHARES   5 SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
                    6 SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

                    7 SOLE DISPOSITIVE                 1
                    POWER
---------------------------------------------------------
---------------------------------------------------------
                    8 SHARED DISPOSITIVE               0
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                       1
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                 **1.00%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      BK
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

** Bank of  America  Corporation  beneficially  owns 0.06% of the issued and  outstanding  shares of the  issuer's  Class M Common  Stock (the
"Class M Stock").  These shares  represent  1.00% of the total voting rights of the Class M Stock.

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       FIA Card Services, National Association
       51-0331454

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                       (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                           United States
---------------------------------------------------------
---------------------------------------------------------
                                                       2
 NUMBER OF SHARES   5 SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       3
                    6 SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

                    7 SOLE DISPOSITIVE                 2
                    POWER
---------------------------------------------------------
---------------------------------------------------------
                    8 SHARED DISPOSITIVE               3
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                       5
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                 **4.49%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      BK
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

** FIA Card Services,  National  Association  beneficially owns 0.31% of the  issued and  outstanding  shares of the  issuer's  Class M Common
Stock (the  "Class M Stock").  These  shares  represent  4.49% of the total voting rights of the Class M Stock.

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       MBNA Europe Bank Limited

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                       (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                          United Kingdom
---------------------------------------------------------
---------------------------------------------------------
                                                       2
 NUMBER OF SHARES   5 SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
                    6 SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

                    7 SOLE DISPOSITIVE                 2
                    POWER
---------------------------------------------------------
---------------------------------------------------------
                    8 SHARED DISPOSITIVE               0
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                       2
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                 **0.17%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      BK
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

** MBNA Europe Bank  Limited  beneficially  owns 0.13% of the issued and outstanding  shares of the issuer's  Class M Common Stock (the "Class
M Stock").  These shares  represent  0.17% of the total voting rights of the Class M Stock.

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       MBNA Canada Bank

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                       (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                  Canada
---------------------------------------------------------
---------------------------------------------------------
                                                       1
 NUMBER OF SHARES   5 SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
                    6 SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

                    7 SOLE DISPOSITIVE                 1
                    POWER
---------------------------------------------------------
---------------------------------------------------------
                    8 SHARED DISPOSITIVE               0
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                       1
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                 **0.12%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      BK
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

** MBNA  Canada  Bank   beneficially   owns  0.06%  of  the  issued  and
outstanding  shares of the issuer's  Class M Common Stock (the "Class
M Stock").  These shares  represent  0.12% of the total voting rights of the Class M Stock.

Item 1(a).    Name of Issuer:

         MASTERCARD INCORPORATED

Item 1(b).    Address of Issuer's Principal Executive Offices:

         2000 Purchase Street
         Purchase, New York  10577

Item 2(a).    Name of Person Filing:

         Bank of America Corporation
         NB Holdings Corporation
         Bank of America, National Association
         FIA Card Services, National Association
         MBNA Europe Bank Limited
         MBNA Canada Bank

Item 2(b).    Address  of  Principal  Business  Office  or,  if None,
Residence:

         Each  Reporting  Person  has its or his  principal  business office  c/o  100  North  Tryon  Street,  Floor  25,  Bank of
         America Corporate Center, Charlotte, NC 28255.

Item 2(c).    Citizenship:

         Bank of America Corporation                  Delaware
         NB Holdings Corporation                  Delaware
         Bank of America, National Association        United States
         FIA Card Services, National Association      United States
         MBNA Europe Bank Limited                 United Kingdom
         MBNA Canada Bank                    Canada

Item 2(d).    Title of Class of Securities:

         Common Stock

Item 2(e).    CUSIP Number:

         N/A

Item 3.  If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or
         13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)  [ ] Broker or dealer  registered  under  Section 15  of the Exchange Act.
         (b)  [  ]  Bank  as  defined  in   Section 3(a)(6)   of  the
         Exchange Act.
         (c)  [ ]  Insurance  company as defined in  Section 3(a)(19)
              of the Exchange Act.
         (d)  [ ] Investment  company  registered  under Section 8 of the Investment Company Act.
         (e)  [  ]  An   investment   adviser  in   accordance   with
         Rule 13d-1(b)(1)(ii)(E).
         (f)  [ ] An  employee  benefit  plan  or  endowment  fund in accordance with Rule 13d-1(b)(1)(ii)(F).
         (g)  [X] A parent  holding  company  or  control  person  in accordance with Rule 13d-1(b)(1)(ii)(G).
         (h)  [ ] A savings  association  as defined in  Section 3(b)
              of the Federal Deposit Insurance Act.
         (i)  [  ]  A  church   plan  that  is   excluded   from  the
              definition  of  an  investment  company  under  Section
              3(c)(14) of the Investment Company Act.
         (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c),  check this box.  [  ]

Item 4.       Ownership:

         With respect to the  beneficial  ownership of the  reporting person,  see Items 5 through  11 of the cover  pages to this
         Schedule 13G, which are incorporated herein by reference.

Item 5.       Ownership of Five Percent or Less of a Class:

         If this  statement is being filed to report the fact that as of the date  hereof  the  reporting  person has ceased to be the beneficial  owner of more than five percent of the class
         of securities, check the following  [    ].

Item 6.       Ownership  of More  than  Five  Percent  on  Behalf  of
Another Person:

         Not applicable.

Item 7.  Identification  and  Classification  of the Subsidiary Which
         Acquired  the  Security  Being  Reported  on by  the  Parent
         Holding Company or Control Person:

         With    respect    to    Subsidiary    Identification    and
         Classification,  see Items 5 through  11 of the cover  pages to this  Schedule  13G,  which  are  incorporated  herein by reference.

Item 8.       Identification  and  Classification  of  Members of the
Group:

         Not applicable.

Item 9.       Notice of Dissolution of Group:
         Not applicable.

Item 10. Certification:

         By signing below each of the undersigned  certifies that, to the best of such  undersigned's  knowledge  and belief,  the securities  referred to above were  acquired and are held in the  ordinary  course of business  and were not acquired and are not for the  purpose of or with the  effect of  changing or  influencing  the control of the issuer of the securities and were not  acquired and are not held in  connection  with or as a participant in any  transaction  having that purpose or effect.

                                SIGNATURE

After reasonable  inquiry and to the best of my knowledge and belief,
I certify that the  information  set forth in this statement is true, complete and correct.

Dated:   February 13, 2007

Bank of America Corporation
Bank of America, National Association
FIA Card Services, National Association

By:  /s/ Debra Cho
     Debra Cho
     Senior Vice President

MBNA Europe Bank Limited

By:  /s/ Donna Pumfrey
     Donna Pumfrey
     Senior Vice President

MBNA Canada Bank

By:  /s/ Debra Armstrong
     Debra Armstrong
     Senior Vice President

                                                         Exhibit 99.1

                  EXHIBIT 99.1 - JOINT FILING AGREEMENT

     The   undersigned   hereby  agree  that  they  are  filing  this
statement  jointly  pursuant  to  Rule  13d-1(k)(1).  Each of them is responsible  for  the  timely  filing  of such  Schedule  13G and any amendments  thereto,  and for the  completeness  and  accuracy of the information  concerning such person  contained  therein;  but none of
them  is  responsible  for  the   completeness  or  accuracy  of  the
information  concerning the other persons  making the filing,  unless such person knows or has reason to believe that such  information  is inaccurate.

     In  accordance  with  Rule  13d-1(k)(1)  promulgated  under  the
Securities  and Exchange  Act of 1934,  as amended,  the  undersigned hereby  agree to the joint  filing  with each other on behalf of each of them of to such a statement  on Schedule  13G with  respect to the common  stock  of  beneficially  owned by each of  them.  This  Joint
Filing  Agreement  shall be included  as an exhibit to such  Schedule
13G.

Dated:   February 13, 2007

Bank of America Corporation
Bank of America, National Association
FIA Card Services, National Association

By:  /s/ Debra Cho
     Debra Cho
     Senior Vice President

MBNA Europe Bank Limited

By:  /s/ Donna Pumfrey
     Donna Pumfrey
     Senior Vice President

MBNA Canada Bank

By:  /s/ Debra Armstrong
     Debra Armstrong
     Senior Vice President